SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): January 15, 2001



                       SOUTHERN CALIFORNIA EDISON COMPANY
             (Exact name of registrant as specified in its charter)



            CALIFORNIA                     001-2313              95-1240335
(State or principal jurisdiction of    (Commission file       (I.R.S. employer
  incorporation or organization)            number)          identification no.)



                            2244 Walnut Grove Avenue
                                 (P.O. Box 800)
                           Rosemead, California 91770
          (Address of principal executive offices, including zip code)

                                  626-302-1212
              (Registrant's telephone number, including area code)

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Items 1 through 4, 6, 8 and 9 are not included because they are inapplicable.

Item 5.  Other Events

Edison International (EIX) and Southern California Edison Company (SCE), have previously disclosed material adverse impacts from unusually high prices for energy and ancillary services procured through the California Power Exchange
(PX) and the California Independent System Operator (ISO). The high wholesale prices, coupled with the current freeze on SCE's retail rates, have resulted in substantial increases in the amount of undercollections in SCE's transition revenue account (TRA). The TRA is a regulatory asset account in which SCE records the difference between revenues received from customers through the currently frozen rates and the costs of providing service to customers, including power procurement costs. The amount of undercollections recorded in SCE's TRA was $4.5 billion as of December 31, 2000, and is continuing to increase.

The undercollections and the concerns of lenders and others that SCE may not obtain regulatory approval of rate increases sufficient to cover ongoing procurement costs and recover past costs have materially and adversely affected SCE's liquidity. SCE's revenues provide substantially less cash flow than is needed for power purchases and other ongoing costs. SCE and EIX have no unused borrowing capacity under their existing credit facilities and have been unable to arrange any additional facilities. In addition, EIX and SCE currently are unable to issue commercial paper or otherwise access the capital markets on reasonable terms.

As of January 15, 2001, SCE's cash reserves totaled approximately $1.196 billion. However, SCE's current cash flow forecast, assuming all payments are made when due, projects that SCE will run out of cash on February 2, 2001. SCE's substantial payments coming due in the near future include a payment to the PX of about $215 million due on January 16, 2001, payments to qualifying facilities
(QFs) aggregating approximately $529 million due through January 31, 2001 (including payments due on or after January 2, 2001 that have not been paid), a scheduled principal and interest payment of $230 million on maturing 5-7/8% senior unsecured notes due on January 16, 2001, and payments for maturing commercial paper aggregating $255 million through January 31, 2001. SCE's total expenses accrued for energy delivered by, and not yet paid for at, January 15, 2001 (including payables to the PX and QFs listed above) are estimated to be $697 million to QFs, $359 million to the PX forward market, $461 million to the PX/ISO real-time market, $4 million to interutility transactions, and $24 million to bilateral contracts, for a total accrued energy payable of $1.543 billion as of January 15, 2001. Due to significant lag time between the delivery of energy, determination of actual usage and final billing, actual expenses through January 15, 2001 cannot be determined at this time. These estimates are generally based on accepted criteria for accruing liabilities for accounting purposes, however they include only the current portion of contracts with fixed payment schedules and do not include certain contingent liabilities or the possibility of acceleration of any obligations. The above figures include certain amounts that are in dispute, and the publishing of these figures is not an admission by SCE of liability for any disputed amounts.

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As a result of this liquidity crisis, SCE has taken steps to conserve cash, and has been forced to consider further alternatives for conserving cash, so that it can continue to provide service to its customers. As part of this process, SCE has temporarily suspended payment of $230 million of principal and interest due on the 5-7/8% series of notes on January 16, 2001, $215 million due to the PX on January 16, 2001, $151 million due to QFs through January 16, 2001, and certain other obligations. Failure to pay when due the principal amount of the series of notes constitutes a default on the series, entitling those noteholders to exercise their remedies, and also constitutes an event of default under SCE's and EIX's credit facilities, entitling those lenders to exercise their remedies. If not cured or waived within specified time periods, such defaults may also trigger a default on all outstanding series of SCE's senior unsecured notes and subordinated debentures. Failure to make the payment to the PX constitutes a default under the PX's tariffs, entitling the PX to foreclose on collateral and exercise other remedies in accordance with the tariffs. As described below, governmental officials, power generators and utility companies have been involved in discussions of solutions to the current energy crisis that could include a period of forbearance on payments to the PX for power previously sold. If such a forbearance period is not agreed to and implemented, SCE cannot predict what actions the PX or the power generators may take.

SCE is attempting to avoid bankruptcy. Subject to the outcome of regulatory and legal proceedings and negotiations regarding purchased power costs, SCE intends to pay all of its obligations once a permanent solution to the current energy and liquidity crisis has been reached. However, the crisis requires a regulatory solution, which is not likely to occur immediately. SCE's current actions are intended to allow SCE to continue to operate while efforts to reach a regulatory solution, involving both state and federal authorities, are underway. It is possible that SCE could be forced into bankruptcy proceedings. If this were to occur, payments to trade vendors, suppliers and creditors would be subject to significant delays associated with the lengthy bankruptcy court process.

SCE is working aggressively to cut costs and conserve cash until a permanent solution can be developed. SCE has begun immediate cost cutting measures which, together with previously announced measures, are aimed at reducing general operating costs by $465 million annually. The plans will impact about 1,450 to 1,850 jobs, require lower service levels for customers, and reduce near-term capital expenditures to levels that will not sustain operations in the long term.

In view of the uncertainties discussed in this report, EIX and SCE plan to postpone release of their financial results for the fourth quarter and year-end 2000, pending further developments in federal and state regulatory proceedings, judicial proceedings, legislative enactments, and other efforts to resolve the current energy crisis. Those developments could materially affect SCE's and EIX's financial results for the fourth quarter and the year ended December 31, 2000.

As previously reported, SCE filed a rate stabilization plan with the California Public Utilities Commission (CPUC) seeking an immediate 30% rate increase and other relief. On January 4, 2001, the CPUC issued an interim decision on SCE's rate stabilization plan and authorized SCE to establish an interim surcharge of one cent per kilowatt-hour for 90 days, subject to refund. The revenues from the surcharge are to be tracked through a balancing account and applied to

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ongoing procurement costs. The surcharge is expected to result in rate increases of approximately 9% for residential customers, 7% for small business customers, 12% for medium commercial customers, and 15% for large commercial customers. The CPUC noted that the 90-day period will allow the independent auditors engaged by the CPUC to perform a comprehensive review of SCE's financial position, as well as that of EIX and other affiliates. The decision states that the CPUC is considering modifying the transition cost recovery accounting mechanisms by requiring SCE to credit the year-end excess revenues accrued in its generation memorandum accounts to the TRA rather than to the Transition Cost Balancing Account (TCBA); and SCE was ordered to reverse accounting entries to the extent that SCE has credited the net amounts in the generation memorandum accounts as of December 31, 2000 to the TCBA, pending later action by the CPUC. The CPUC stated that in the next phase of the proceedings it will address such issues as, among others, (1) the proposal by The Utility Reform Network (TURN) to net the TRA and TCBA; (2) the necessary ratemaking to ensure that power produced from retained generation assets is dedicated to serve SCE's customers; (3) SCE's cost-cutting efforts; (4) SCE's efforts to pursue remedies at the FERC or courts reviewing the FERC, and lawsuits against generators or marketers of electricity and natural gas; (5) whether and how holding company assets or guarantees should be applied to utility power procurement requirements; (6) conservation and rate design issues; (7) condemnation efforts to ensure generation availability; and
(10) mechanisms and options to securitize existing liabilities. The CPUC held a prehearing conference on January 10, 2001, to begin to consider the issues and to establish a timetable to consider the reports of the independent auditors.
The CPUC's schedule for the proceeding likely will lead to a decision in late April 2001 on a limited number of the issues described above.

The CPUC's interim decision, standing alone, provides no real relief for SCE given current market prices and the failure of the CPUC to confirm that SCE's power procurement costs must be recovered from customers. The rate increase will increase SCE's revenues by only about $65 million per month for three months. The accounting changes being considered by the CPUC for the generation memorandum accounts also would adversely affect SCE's recovery of transition costs recorded in the TCBA. SCE does not believe that the currently scheduled phase of the proceeding is likely to result in meaningful relief from the current situation.

Following the CPUC decision on January 4, Fitch lowered its credit ratings for SCE's and EIX's debt securities to "a deeply speculative grade," stating that the newly-authorized rate increase "is wholly insufficient to reverse the cash drain that could lead to default. To remain solvent, the utilities require the ability to recover future power procurement costs, or wholesale power market prices must decline to levels within retail rates. Lenders are unlikely to advance funds without these assurances." Moody's Investors Service reduced its ratings on SCE's and EIX's debt securities to the lowest investment grade levels, while Standard & Poor's Corporation reduced its ratings on SCE's debt securities to the lowest investment grade levels, its rating on EIX's senior unsecured debt securities to the highest speculative grade (BB+) and its short-term debt rating for EIX to the lowest investment grade (A-3). Both rating agencies have kept the ratings subject to continuing review for possible further downgrades. Neither Edison International nor SCE can provide any assurance as to what further actions may be taken by the rating agencies. The

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lowered credit ratings do not constitute an event of default under any of SCE's or EIX's debt instruments, but may have other consequences as discussed below.

Under the existing PX and ISO tariffs, SCE must maintain specified credit ratings or provide the PX and ISO with collateral, such as a letter of credit, cash, surety bond or guarantee. After the recent downgrades by Moody's and Standard & Poor's, SCE no longer meets the existing credit requirements. The PX and ISO have filed amendments with the Federal Energy Regulatory Commission
(FERC) to revise the credit requirements in their tariffs so that collateral is not required as long as SCE maintains at least an investment grade credit rating. The PX and ISO requested that the tariff amendments be made effective from before the time SCE's ratings were downgraded, and they have conducted business with SCE in accordance with the proposed revised tariffs. If SCE is downgraded further by Moody's and Standard & Poor's to below investment grade, SCE would be required under the revised tariffs to provide collateral. SCE does not expect that it will be able to satisfy the collateral requirements of the PX or ISO if it is downgraded below investment grade. Failure to post collateral may result in SCE being precluded from conducting transactions with the PX and ISO. The PX and ISO also would be entitled to exercise any other remedies available to them under the tariffs.

To isolate Edison Mission Energy (EME), a wholly-owned indirect subsidiary of EIX, from the credit downgrade of EIX and SCE, and to facilitate EME and its subsidiaries maintaining their respective investment grade ratings, and thereby to help preserve the value of EME, EME has taken steps to adopt so-called "ring fencing" provisions in the form of amendments to its articles of incorporation and bylaws. These provisions require the unanimous approval of EME's board of directors, including at least one independent director, before EME can (a) consolidate or merge with any entity or transfer substantially all of its assets to any entity, except to an entity that is subject to similar restrictions; (b) institute or consent to bankruptcy, insolvency or similar proceedings or actions; or (c) declare or pay dividends or distributions unless (i) EME then has an investment grade rating and receives rating agency confirmation that the dividend or distribution will not result in a downgrade or (ii) such dividends do not exceed $32.5 million in any fiscal quarter and EME then meets an interest coverage ratio of not less than 2.2 to 1 for the immediately preceding four fiscal quarters. EME currently meets this interest coverage ratio.

As previously reported, on December 26, 2000, SCE filed an emergency petition in the federal court of appeals in Washington, D.C. challenging an order of the FERC and seeking a writ of mandamus requiring the FERC to immediately establish cost-based wholesale rates. On January 5, 2001, the court denied SCE's petition. The effect of the denial is to leave in place the FERC's market controls that have allowed wholesale prices to climb to current levels. SCE has pending before the FERC a petition for rehearing of the FERC order. SCE cannot predict what action the FERC may take. SCE is considering the possibility of judicial appeals and other actions.

As previously reported, SCE has filed a lawsuit against the CPUC in federal district court in California seeking a ruling that SCE is entitled to full recovery of its costs for wholesale purchases of electricity in accordance with tariffs filed with the FERC. On January 8, 2001, in a ruling from the bench (with a written order expected to follow by the end of January), the court

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denied the CPUC's motion to dismiss the action. Although the court also denied
SCE's motion for summary judgment without prejudice, the court found that SCE is not estopped from challenging the applicable CPUC decisions and that the "filed-rate doctrine" relied upon by SCE seems to apply to the case and, thus, supports SCE's central claim of the right to recover its prudently incurred costs of purchasing power for customers. The court found that there is an issue of fact as to whether there are or were alternative markets from which SCE could procure less costly power. The case will proceed regarding that issue. SCE believes its power purchases should be found prudent. Neither SCE nor EIX can predict whether or when a favorable final judgment might be obtained in this legal action.

During the week of January 8, federal and California officials met with power generators, marketers, utilities and other interested parties in Washington, D.C. to discuss the California electricity situation. According to a press release from the United States Department of the Treasury on January 10, 2001, the participants agreed on the need for cooperation to maintain stability and avoid bankruptcy of California utilities, and assure the long-term regularity of market conditions. The press release stated that crucial elements of a solution include: (1) the development of approaches to promote long-term purchases of electricity, possibly by the State, from generators at an attractive fixed rate;
(2) the willingness of generators, qualifying facilities, and marketers to provide on a short-term basis forbearance of amounts owed by SCE and Pacific Gas and Electric Company in the context of the framework of a comprehensive long-term solution; (3) the need to find satisfactory approaches with respect to the obligation accumulation of the utilities for the purchase of power, consistent with contractual obligations, and which are in the public interest;
(4) cooperation to better match supply and demand in the short and long term; and (5) review of the existing qualifying facilities payment structures. Discussions are continuing among various of the parties, including proposals for an agency of the State of California to purchase power and resell it to the electric utility companies. Various legislative proposals are being considered in a special session of the California Legislature. SCE and EIX cannot predict any outcomes of the discussions or legislative proposals.

As previously reported, the United States Secretary of Energy issued and later extended an order under the Federal Power Act requiring power companies to make arrangements to generate and deliver electricity as requested by the ISO after the ISO certifies that it has been unable to acquire adequate supplies of electricity in the market. The order has been further extended, but only to January 17, 2001. SCE cannot predict what effect the expiration of the order after January 17, 2001 will have on its ability to procure power for its customers.

In the preceding discussion and elsewhere in this report, the words "expects," "believes," "anticipates," "projects," "forecasts," "probable," and other similar expressions are intended to identify forward-looking information that involves risks and uncertainties. Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting rates, adopting or modifying cost recovery, accounting or rate setting mechanisms, and implementing the restructuring of the electric utility industry; the effects, unfavorable interpretations and implementations of new or existing laws and regulations relating to restructuring, taxes and other matters; the actions of securities rating agencies; changes in prices of electricity and fuel costs; the availability of credit; changes in financial

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market conditions; the effects of increased competition in the electric utility business and other energy-related businesses; the amount of revenue available to recover both transition and non-transition costs; the ability to sell or retain electric generation assets; the ultimate selling price of those plants that are sold; new or increased environmental liabilities; the ability to create and expand new businesses such as telecommunications; weather conditions; and other unforeseen events, some of which are discussed above.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Not applicable

(b)      Not applicable

(c)      Not applicable


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SOUTHERN CALIFORNIA EDISON COMPANY
                                                     (Registrant)



                                               KENNETH S. STEWART
                                 ---------------------------------------------
                                               KENNETH S. STEWART
                               Assistant General Counsel and Assistant Secretary


January 16, 2001